September 11, 2025

Sky Quarry Inc.

707 W. 700 South, Suite 101

Woods Cross, Utah 84087

Re:Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Sky Quarry Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the Company’s registration statement on Form S-1 (the “Registration Statement”), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, relating to the registration of 14,517,227 shares of common stock of the Company to be sold by the selling stockholder named in the Registration Statement (the “Selling Stockholder”), comprised of (i) 120,000 shares of common stock (the “May Note Shares”) issuable upon conversion of a 12% convertible promissory note in the principal amount of $150,000 issued to the Selling Stockholder on May 22, 2025 (the “May Note”); (ii) 60,000 shares of common stock (the “May Warrant Shares”) issuable upon exercise of a warrant issued to the Selling Stockholder on May 22, 2025 (the “May Warrant”), (iii) 120,000 shares of common stock (the “May Note Shares”) issuable upon conversion of a 12% convertible promissory note in the principal amount of $125,000 issued to the Selling Stockholder on July 22, 2025 (the “July Note”); (iv) 50,000 shares of common stock (the “July Warrant Shares”) issuable upon exercise of a warrant issued to the Selling Stockholder on July 22, 2025 (the “July Warrant”), (v) 364,584 shares of common stock (the “August Note Shares,” and together with the May Note Shares and July Note Shares, the “Note Shares”) issuable upon conversion of a 12% convertible promissory note in the principal amount of $175,000 issued to the Selling Stockholder on August 29, 2025 (the “August Note,” and together with the May Note and the July Note, the “Notes”); (vi) 70,000 shares of common stock (the “August Warrant Shares,” and together with the May Warrant Shares and the July Warrant Shares, the “Warrant Shares”) issuable upon exercise of a warrant issued to the Selling Stockholder on August 29, 2025 (the “August Warrant,” and together with the May Warrant and the July Warrant, the “Warrants”), and (vii) up to 13,654,230 shares of common stock that have or may be issued to the Selling Stockholder pursuant to a purchase agreement, dated July 9, 2025, between the Company and the Selling Stockholder (the “Purchase Agreement”), which includes (a) 366,260 shares (the “Initial Commitment Shares”) that were issued to the Selling Stockholder upon execution of the Purchase Agreement, (b) up to 183,131 shares (the “Additional Commitment Shares”) that may be issued to the Selling Stockholder from time to time as consideration for the Selling Stockholder’s purchase of shares of common stock under the Purchase Agreement and (c) up to 13,104,839 shares (the “Purchase Shares,” and together with the Note Shares, the Warrant Shares, the Initial Commitment Shares and the Additional Commitment Shares, the “Shares”) that may be issued and sold to the Selling Stockholder in the future under the Purchase Agreement. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Shares.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies. We have relied upon the accuracy and completeness of the information, factual matters, representations, and warranties contained in such documents. We have also assumed that the persons identified as officers of the Company are actually serving in such capacity and that the Registration Statement will be declared effective. In our examination of documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and had the due authorization by all

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September 11, 2025

requisite action, corporate or other, the execution and delivery by all parties of the documents, and the validity and binding effect thereof on such parties.

Based upon and subject to the foregoing, we are of the opinion that (i) the Note Shares, if and when issued upon conversion of the Notes in accordance with their terms, will be legally and validly issued, fully paid and nonassessable; (ii) the Warrant Shares, if and when issued upon exercise of the Warrants in accordance with their terms, will be legally and validly issued, fully paid and nonassessable; (iii) the Initial Commitment Shares were legally and validly issued and are fully paid and nonassessable; and (iv) the Additional Commitment Shares and the Purchase Shares, if and when issued in accordance the terms of the Purchase Agreement, will be legally and validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any changes in applicable law that may come to our attention subsequent to the date the Registration Statement is declared effective.

The opinions we express herein are limited to matters involving the General Corporation Law of the State of Delaware as currently in effect. We express no opinion regarding the effect of the laws of any other jurisdiction or state, including any federal securities laws related to the issuance and sale of the Shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Bevilacqua PLLC